ADVISORY AND SERVICE CONTRACT

(Wasatch ETFs)

This Agreement, made as of May 20, 2026, by and between Wasatch Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of each series of shares of the Trust that adopts this Agreement and as listed in Exhibit A hereto, as such Exhibit may be amended from time to time (each such series hereinafter referred to as a “Fund” and, collectively, the “Funds”), and Wasatch Advisors LP d/b/a Wasatch Global Investors, a Delaware limited partnership registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”).

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.  The Trust hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of each Fund in accordance with each Fund’s investment objective and policies and limitations, and to administer their affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of the funds shall be subject to all applicable restrictions of the Declaration of Trust and Bylaws of the Trust as may from time to time be in force.

The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and simple business equipment, to permit any of its officers to serve without compensation as directors or officers of the Trust if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein provided is deemed to be an independent contractor, and, unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

The Adviser shall place all orders for the purchase or sale of portfolio investments for the account of a Fund either with the issuer or with brokers, dealers, futures commission merchants or other market participants selected by the Adviser. The Adviser agrees that it will seek best execution to have transactions executed at prices that are advantageous to the Fund and at commission rates reasonable in relation to the benefits received. In this regard, the Adviser may, in its discretion, use brokers and dealers who provide the Adviser with research, analysis, advice and similar services, and the Adviser may cause a Fund to pay these brokers and dealers in return for brokerage and research services a higher commission than may be charged by other brokers or dealers, subject to Adviser’s determining in good faith that such commission is reasonable in relation to the brokerage and research services provided. The Trust acknowledges that any such research may be useful in connection with other accounts managed by the Adviser. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or any applicable exemptive orders. The Adviser may aggregate sales and purchase orders with respect to the assets of the Funds with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates in seeking to obtain favorable execution and/or lower brokerage commissions. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Adviser, such securities purchased or sold as well as expenses incurred in the transaction will be allocated in any manner the Adviser considers to be consistent with its fiduciary duties to its clients. The Trust recognizes that in some cases this procedure may adversely affect the results obtained for the Funds.

2.  For the services and facilities described in Section 1, each Fund will pay to the Adviser at the end of each calendar month, an investment management fee for such Fund computed at the annual rate of the percentage of average daily net assets of such Fund as set forth in Exhibit A.

The net asset value of each Fund shall be calculated as of the close of the New York Stock Exchange on each day the exchange is open for trading or as of such other time or times as the Trustees may determine in accordance with the provisions of the Investment Company Act of 1940 (the “Act”). On each day when the net asset value is not calculated, the net asset value of a share of beneficial interest of a Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

For the month and year in which the Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

3.  During the term of this Agreement, the Adviser shall pay all of the expenses of each Fund (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any) but excluding (a) the fee payment under this Agreement, (b) fees and expenses incurred in borrowing securities and selling portfolio securities short including enhanced custody fees (which include borrowing costs, financing fees and other charges paid in connection with borrowing the security to be sold short, and maintaining related margin collateral) and dividend expense on short sales/interest expenses, (c) acquired fund fees and expenses, (d) interest, (e) liquidity program service fees, (f) taxes, (g) brokerage commissions and other investment-related costs, (h) distribution and service fees payable pursuant to a Rule 12b-1 plan (if any), (i)proxy and shareholder meeting expenses, including proxy solicitation expenses (except for proxies caused by the Adviser or a sub-adviser, such as a change of control of the Adviser or a sub-adviser, changes to this Agreement, or any other matters that directly benefit the Adviser or sub-adviser as determined by a majority of the trustees who are not “interested persons” of the Trust (as such term is defined in the Act)

(the “disinterested trustees”) (j) litigation expenses (including in connection with any arbitration, litigation, or pending or threatened arbitration or litigation, including any settlements in connection therewith) and (k) any extraordinary expenses and other expenses not incurred in the ordinary course of business (as determined by a majority of the disinterested trustees of the Trust).

In the event that Adviser pays or assumes any expenses of the Trust or a Fund not required to be paid or assumed by Adviser under this Agreement, Adviser shall not be obligated hereby to pay or assume the same or similar expenses in the future; provided that nothing contained herein shall be deemed to relieve the Adviser of any obligation to the Trust or a Fund under any separate agreement or arrangement between the parties.

4.  Subject to applicable statutes and regulations, it is understood that directors, officers, or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as a Trustee, officer of agent.

5.  The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

6.  The Adviser has proprietary rights in the Funds’ names and the Trust’s name. The Adviser may withdraw from a Fund or the Trust the use of their names. In addition, the Adviser reserves the right to grant the use of a similar name to another investment company or business enterprise, with Trustee approval.

7.  (a)   The effective date of this Agreement with respect to each respective Fund shall be the date set forth on Exhibit A hereto.

 (b)  Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for an initial period as specified for each Fund on Exhibit A, and thereafter from year to year only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Trust may rely).

 (c)  The Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by a “vote of a majority of the outstanding voting securities” of such Fund, as the term is defined by the Act, or by the Adviser, upon 60 days’ written notice to the other party.

 (d)  This Agreement shall terminate automatically in the event of its “assignment” (as defined in the Act and rules and regulations thereunder).

 (e)  For clarity, termination of this Agreement with respect to one Fund will not automatically terminate this Agreement for the other Funds. Termination of this Agreement shall not affect the right to receive payments of any unpaid compensation described in Section 2 or the Adviser’s obligation to pay the Fund’s expenses as described in Section 3, earned or accrued prior to such termination and for any additional period during which the Adviser serves as such for such Fund subject to applicable law.

 (f)  No provision of this Agreement shall be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, subject to the approvals set forth in Section 15 of the Act if required after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Trust may rely.

8.  Subject to obtaining the approvals required under Section 15 of the Act (after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely), the Adviser may retain one or more sub-advisers at the Adviser’s own cost and expense for the purpose of furnishing or assisting the Adviser in furnishing one or more of the services described herein with respect to a Fund. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of assets of the Fund that the Sub-Adviser may manage and the fees to be paid to a sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, subject to the approvals set forth in Section 15 of the Act if required after taking into account any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to a Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder. In addition, to the extent the respective Fund is relying on an exemptive order or an amendment thereto or other applicable rule, regulation or relief, the Adviser agrees to comply with any terms and conditions provided in such exemptive order, amendment, or rule, regulation or relief applicable to it.

9.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

10.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11.  All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust or a Fund by this Agreement are not binding upon any of the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund of the Trust, and persons dealing with the Trust with respect to a Fund must look solely to the assets and property of the subject Fund for the enforcement of any claims.

12.  This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Utah. For avoidance of doubt, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

13.  None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Wasatch Funds Trust

By:	/s/ Mike Yeates
Name:	Mike Yeates
Title:	President

Wasatch Advisors LP d/b/a
Wasatch Global Investors

By:	/s/ Dan Thurber
Name:	Dan Thurber
Title:	Vice President

Exhibit A

To

Advisory and Service Contract

Between

Wasatch Funds Trust. and

Wasatch Advisors LP

Series	Effective Date	Initial Period End	Fee

Wasatch Small/Mid Cap ETF	May 20, 2026	January 31, 2028	75%